Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Tom Mason – CFO

Centiv, Inc.

Email:  tmason@centiv.com

Centiv Completes $2.5 Million Private Equity Financing

Capital Structure Significantly Improved

VERNON HILLS, Illinois, March 31, 2003 – Centiv, Inc.  [NASDAQ: CNTV] announced today that it has completed a $2,500,000 equity financing to a group of private investors.  The equity financing included cash proceeds of $2,000,000 plus the conversion of $500,000 of the Company’s Senior Convertible Subordinated Debt that was issued on September 28, 2002.  The remaining subordinated debt of $500,000 will be repaid out of the proceeds of this financing and the Company will be debt free.

The Company sold a total of 500,000 units (400,000 units from the cash proceeds and 100,000 units from the conversion of the Senior Convertible Subordinated Debt), each consisting of one share of Series B Convertible Preferred Stock and a warrant to purchase two shares of common stock. The purchase price for each unit was $5.00 per unit.  Because the preferred stock is initially convertible into ten shares of common stock, the effective purchase price is $0.50 for each share of common stock. Each warrant gives the holder the right for seven years to purchase one share of common stock at a purchase price of $0.50 per share.

In addition, the investors who owned 135,000 shares of Series A Convertible Preferred Stock exchanged their Series A Preferred Stock for 270,000 shares of Series B Preferred Stock by converting each share of Series A Preferred Stock into two shares of Series B Preferred Stock and canceling the associated Series A warrant.  The remaining 81,000 shares of Series A Preferred Stock will be converted into 810,000 shares of Common Stock pursuant to the terms of, and at the conversion ratio established in the Series A Preferred Stock certificate of designation.

Neither the convertible preferred stock nor the warrants have been registered under the Securities Act of 1933.  Therefore, they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Company has agreed to file a registration statement to register the shares of common stock underlying the preferred stock and the warrants by April 30, 2003.

Each share of convertible preferred stock is initially convertible into ten shares of common stock.  This conversion ratio, subject to shareholder ratification of the issuance, contains an anti-dilution adjustment for stock splits, combinations and other similar changes and if the Company issues, except in limited circumstances, any capital stock for a per share price less than the then current conversion price.

Proceeds from the sale of the convertible preferred stock will be used to repay the existing subordinated debt and to support current operations and to fund the Company’s growth for its Instant Impact™ web-based Point-of-Purchase products and services.

The Company’s capitalization structure and leverage ratio has improved substantially with the new equity financing.   The Company’s shareholder’s equity has increased to $3.8 million on a pro-forma basis as of February 28, 2003, which exceeds the NASDAQ’s minimum requirement of $2.5 million.

“This financing marks an important milestone for the Centiv organization,” commented John Larkin, President and CEO.  “Today, Centiv is exclusively focused on building our Instant Impact™ portfolio of products and services. These funds provide the investment capital required to continue the momentum we’ve achieved in the marketplace and allow us to rapidly grow the business during the balance of 2003”, added Larkin.

About Centiv®

Centiv, Inc. [NASDAQ: CNTV], headquartered in Vernon Hills, IL, offers solutions for locally customized POP signage to the consumer products, food and packaged goods industries.  The delivered product is high quality, digitally produced signage that is mass-customized for the unique requirements of each retail location.  Centiv is a registered trademark in the U.S. Patent and Trademark Office. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061.  Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this press release and include all statements that are not historical statement of fact.  The words “may”, “would”, “could”, “will”, “increase”, “expect”, “implement”,  “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control.  Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below.  These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including “Factors That May Affect Future Results” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.